EXHIBIT 10.36

April 9, 2009

Ryan Neil
1316 Brown Street, Apt. #3S
Des Plaines, IL 60016

RE: Offer of Employment

Dear Ryan,

I am delighted to confirm the terms and conditions of your offer of employment with Nautilus, Inc. for the position of Vice-President/General Manager of the Retail Channel. Your job duties may, of course, evolve and change with time, as the Company's needs change.

The following summarizes the benefits and terms relating to this offer:

1.	Your employment is expected to start on May 4th, 2009.

2.	Your initial compensation will consist of a salary of $225,000, currently payable bi-weekly or in accordance with the company's payroll schedule.

3.	Eligible for a 100% quarterly bonus based on the same terms as those in the Nautilus Incentive Plan. Your eligibility to participate in the plan will begin in Q3, 2009.

4.
A lump sum bonus of $56,000, gross to be paid with your first paycheck. This bonus will vest in full after one year of employment. If you should resign or be terminated for cause within your first year of employment, you will be required to repay the full balance.

5.	Option to purchase 10,000 shares of Nautilus stock in accordance with the stock option plan currently in effect.

6.	One year severance during the first year of employment if your employment ends for other than cause. Six months after the first year of employment, if your employment ends for other than cause.

7.	Airfare for final move to Vancouver, WA.

Provided you satisfy eligibility criteria, you may participate in Nautilus, Inc.'s generally applicable benefit programs. Details about current benefit programs, including policies concerning medical insurance coverage, are contained in the Company's employee handbook and the Summary Plan Descriptions for those benefit plans. A condition of your employment is complying with the guidelines set forth in the handbook as they are amended from time to time and with the terms of your employment application. Of course, all Company policies, including policies regarding medical coverage and other employee benefits, may be amended by the Company from time to time or discontinued, in the Company's sole discretion.

Nautilus, Inc. generally obtains background information on all prospective employees, including in many instances reference checks, drug screening and a criminal background check. As such, this offer of employment is contingent upon the Company completing these background checks without the disclosure of adverse information.

This offer is also contingent upon your signing the following forms:
Business Protection Agreement: This document refers to the non-disclosure of confidential information, ownership of inventions and contains certain non-compete protections. The Company requires all employees to sign this document prior to employment. This letter and the Business Protection Agreement constitute the entire agreement between you and the Company regarding your terms and conditions of employment and supersede and replace any prior agreement either written or oral.

Employment Eligibility Verification Form (Form I-9): We are required by the Immigration Reform and

Control Act of 1986 to have this form completed and on file for all Company employees.

While it is our belief that our relationship will be a positive one, it is appropriate to advise you that the Company is an “at-will” employer and does not offer employment on a fixed-term basis and either you or the Company can terminate it at any time and for any reason. The representations in this letter and from our meetings with you should not be construed in any manner as a proposed contract for any fixed term. No one has the power to modify these basic terms of your employment other than the Chief Executive Officer of the Company and any such modification must be in writing in order to be effective.

Further, you will be expected to comply with all rules, policies and procedures of the Company as they may be modified from time to time.

Should you have any questions concerning any part of this offer letter, please call me. To confirm your acceptance of this offer, please sign the original of this letter where indicated and return to me. This offer of employment shall be deemed to have been withdrawn if not accepted by 4/14/09.

Ryan, let me close by affirming our belief that the skills and enthusiasm you bring to the Company will be instrumental to our future success and we look forward to welcoming you to Nautilus.

Sincerely,

Tim Joyce
Senior Vice President / General Manager, Nautilus

Sign below to accept Nautilus, Inc.'s offer of employment under the terms outlined in this letter.

/s/ Ryan Neal                                    4/9/2009
Signature                                    Date